Exhibit 10.2

CONFIDENTIAL
Execution Version

TRANSACTION SUPPORT AND VOTING AGREEMENT

This TRANSACTION SUPPORT AND VOTING AGREEMENT, dated as of November 3, 2026 (this “Agreement”), is by and among GP-Act III Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”) and certain of the shareholders of the Company (as defined below) whose names appear on the signature pages of this Agreement (each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, Acquiror and Dronamics Group Limited, a private company limited by shares incorporated and registered in Ireland (the “Company”), have entered into, together with certain other parties thereto, a business combination agreement dated as of November 1, 2026, a copy of which is attached hereto as Exhibit A (the “Business Combination Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement), which provides for, among other things, a business combination among, inter alia, Acquiror and the Company;

WHEREAS, as of the date hereof, each Shareholder owns of record and/or beneficially the number and class of Company Shares as set forth below such Shareholder’s name on the signature pages hereto (all such Company Shares and any Company Shares (and any other securities convertible into or exercisable or exchangeable for Company Shares or other equity interest in the Company) of which ownership of record or the power to vote or dispose of is hereafter acquired by the Shareholders prior to the termination of this Agreement, including by purchase, share dividend, share split, reverse share split, recapitalization, combination, reclassification, exchange or change of such Company Shares, or upon exercise or conversion of any other securities (including any Company SAFE, Company Convertible Note or Strategic Investor Instrument), being referred to herein as the “Shares”); and

WHEREAS, in connection with the Business Combination Agreement and as a condition and an inducement to Acquiror to consummate the Transactions, each Shareholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 6, each Shareholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby irrevocably and unconditionally agrees to (i) vote (or procure the vote of) all Shares held by such Shareholder at any meeting of shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof): (A) in favor of the Company Reorganization and the Merger and the adoption of the Business Combination Agreement and the other applicable Ancillary Documents (or to validly sign any written resolution or consent of the Company in lieu thereof, no later than the fifth (5th) Business Day following the date on which the Registration Statement becomes effective) and agrees to take, or cause to be taken, any and all actions necessary or advisable for the Shareholders to approve the Transactions, in their capacity as sole record and beneficial owners of the Shares, and any other matters necessary or reasonably requested by Acquiror for consummation of the Transactions, (B) against any Acquisition Proposal and any proposal relating to an Acquisition Proposal and (C) against any other action, agreement or transaction or proposal that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Company Reorganization, the Merger or any of the Transactions, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Business Combination Agreement or any Ancillary Document or of such Shareholder contained in this Agreement, or result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled, and (ii) when any such meeting is held, appear at such meeting or otherwise cause its Shares to be counted as present thereat for the purpose of establishing a quorum. The obligations of each Shareholder specified in this Section 1 shall apply whether or not the Company Reorganization or the Merger or any action described above is recommended by the board of directors of the Company, or any previous such recommendation has been withdrawn or changed by the board of directors of the Company. Each Shareholder acknowledges receipt and review of a copy of the Business Combination Agreement.

2. Termination of Company Shareholder Agreements. Each Shareholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby (i) agrees to execute and deliver all consents required under that certain shareholders’ agreement relating to the Company dated February 15, 2024 (the “Shareholders’ Agreement”) in connection with the Business Combination Agreement and the Transactions, including as reasonably requested by Acquiror for consummation of the Transactions, (ii) waives all Liens, transfer restrictions, options, warrants, calls, commitments, proxies, pre-emption rights, tag-along and drag-along rights, change of control rights or other similar rights under the Shareholders’ Agreement and the Constitution in connection with the Transactions, and (iii) agrees, subject to the occurrence of, and effective immediately prior to, the Effective Time, to validly terminate, or cause the termination of, the Shareholders’ Agreement in accordance with its terms such that none of its provisions shall be of any further force or effect, including any provisions which by their terms would otherwise survive termination, and unconditionally and irrevocably, on behalf of itself and its Affiliates, fully and forever release and discharge the other parties thereto and their respective Affiliates from any claims of such Shareholder or its Affiliates, whether known or unknown, matured or unmatured, suspected or unsuspected, absolute or contingent, or liquidated or unliquidated, arising under or in respect of the Shareholders’ Agreement, including any claims arising as a result of such termination, and to refrain, and cause its Affiliates to refrain, from initiating any such claim against any other party thereto or its Affiliates, excluding, for the avoidance of doubt, any rights or claims such Shareholder may have that relate to any commercial or employment agreements or arrangements between such Shareholder and the Company or any subsidiary, which shall survive in accordance with their terms.

3. Transfer of Shares. From and after the date hereof until the earlier termination of this Agreement in accordance with Section 6 or the Closing, each Shareholder, severally and not jointly, agrees that it shall not, directly or indirectly, (x) sell, assign, transfer (including by operation of law), lien, pledge, hedge, swap, convert, tender into any tender or exchange offer, dispose of or otherwise encumber any of the Shares, either voluntarily or involuntarily (collectively, “Transfer”), or take any actions in furtherance of any of the matters described in this Section 3, except for a sale, assignment or transfer (i) pursuant to and in accordance with the terms and conditions of the Business Combination Agreement, including with respect to the Company Reorganization and the Merger in connection therewith or (ii) in a Permitted Transfer (as defined below); (y) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or the Business Combination Agreement or (z) except as expressly contemplated in the Business Combination Agreement, enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares. A “Permitted Transfer” shall mean any sale(s), assignment(s) or transfer(s): (a) to an Affiliate of such Shareholder; (b) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned; or (c) if the Shareholder is an individual, by will or intestate succession upon the death of such Shareholder; provided, that any Permitted Transfer shall be permitted hereunder only if, as a precondition to such Permitted Transfer, the transferee shall have executed and delivered to Acquiror this Agreement or a joinder to this Agreement, in form and substance reasonably satisfactory to Acquiror, pursuant to which such transferee agrees to assume all of the obligations of the transferring Shareholder under, and be bound by all of the terms of, this Agreement in respect of the Shares so transferred to such transferee and which agreement will include representations and warranties of such transferee with respect to such transferee and the Shares received upon such transfer, that are substantively the same as the representations and warranties of such Shareholder in Section 5 of this Agreement; provided, further, that no Permitted Transfer shall relieve such Shareholder of its obligations under this Agreement. Any Transfer of any of the Shares in violation of this Section 3 shall be null and void.

4. No Solicitation of Transactions; Approval of the Merger.

(a)  Each of the Shareholders, severally and not jointly, agrees not to, and shall cause its Affiliates, and its and their respective directors, officers, employees, shareholders, partners, members, agents, representatives or other Persons acting on its or their behalf, not to, directly or indirectly (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, (ii) initiate any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with an Acquisition Proposal, (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or the anti-takeover laws of any state, or (v) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. On execution of this Agreement, each Shareholder shall, and shall instruct its Affiliates, and its and their respective directors, officers, employees, shareholders, partners, members, agents, representatives or other Persons acting on its or their behalf, to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and any other matters set forth in this Section 4(a), and as promptly as practicable thereafter notify each such Person to the effect that the Company is ending all discussions and negotiations with such Person in connection therewith, effective immediately, which notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries and such Shareholder shall take all reasonably necessary actions to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement.

(b) Each Shareholder hereby agrees that it will take no action which may prevent or unduly delay the approval of the Company Reorganization and the Merger.

(c) Each Shareholder covenants and agrees that it shall not, at any time prior to the termination of this Agreement, enter into any Contract or take any action that would make any of its representations or warranties in this Agreement untrue or incorrect, that would cause any of its covenants or agreements in this Agreement to be breached, or that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

5.  Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to Acquiror as follows:

(a) The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Laws applicable to such Shareholder, (ii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the Business Combination Agreement and the agreements contemplated by the Business Combination Agreement) or (iii) conflict with or result in a breach of or constitute a default under any provision of such Shareholder’s governing documents or any agreement (including any voting agreement or letter agreement with the Company) to which such Shareholder is a party or by which any of its assets are bound, or give rise to any right of termination of any such agreement (in each case, with or without notice, lapse of time or both).

(b) Such Shareholder is the sole record and beneficial owner of, and has good, valid and marketable title to, the Shares set forth below such Shareholder’s name on the signature pages hereto, free and clear of any Liens, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, adverse claim of ownership or use, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the Constitution and (iv) the Shareholders’ Agreement, and such Shareholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Shareholder does not own, directly or indirectly, any other Shares. The Shares constitute all of the outstanding capital stock of the Company and all of the Shareholder’s equity interests in the Company. Other than such Shares, such Shareholder does not own, beneficially or of record, or have any right to acquire, any other equity, equity-linked or similar securities of the Company or any of its Subsidiaries. Except pursuant to the Business Combination Agreement and the other Ancillary Documents to which such Shareholder is a party, such Shareholder is not party to any Contract to sell, transfer, grant participations in or otherwise dispose of any of such Shares to any Person. Except for this Agreement, the Business Combination Agreement and the other Ancillary Documents, such Shareholder (i) is not party to or bound by any voting agreement, voting trust, proxy or other Contract with respect to the voting or delivery of consents in respect of any of the Shares (other than the Shareholders’ Agreement), (ii) has not granted a proxy or power of attorney with respect to any of the Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement and (iii) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from performing and satisfying, its obligations pursuant to this Agreement.

(c) Such Shareholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery of this Agreement by Acquiror, constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(d) There are no outstanding loans or advances as between (i) such Shareholder or its respective Affiliates and (ii) the Company or its Subsidiaries.

(e) Other than the consents, approvals, authorizations, filings and notifications pursuant to, in compliance with or required to be made under the Exchange Act or as otherwise contemplated by the Business Combination Agreement, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained by such Shareholder from, or to be given by such Shareholder to, or be made by such Shareholder with, any Governmental Authority in connection with the execution and delivery by such Shareholder of this Agreement and the performance by such Shareholder of its obligations hereunder.

(f) There is no Action pending or, to such Shareholder’s knowledge, following reasonable inquiry, threatened in writing against or involving such Shareholder or any of its Affiliates that, if adversely decided or resolved, would reasonably be expected to materially adversely affect the ability of such Shareholder to perform its obligations under this Agreement.

6. Termination. This Agreement and the obligations of the Shareholders under this Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the valid termination of the Business Combination Agreement in accordance with its terms, (c) the effective date of a written agreement of the parties hereto terminating this Agreement, and (d) solely with respect to the applicable Shareholder, any amendment or waiver of the Business Combination Agreement after the date of this Agreement without the prior written consent of such Shareholder if such amendment or waiver results in a material and adverse change in the type and amount of consideration to be received by such Shareholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided that the termination of this Agreement shall not relieve any party from liability arising in respect of such party’s willful breach of this Agreement prior to such termination; provided, further, that this Section 6 and Section 7 shall survive the termination of this Agreement. Except as otherwise provided in this Agreement, the representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

7. Miscellaneous.

(a) Except as otherwise provided herein or in the Business Combination Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to Acquiror, to it at:

GP-Act III Acquisition Corp.
300 Park Avenue, 2nd Floor

New York, New York 10022
Attention: Rodrigo Boscolo
Email: rodrigo.boscolo@gp-investments.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Av. Brigadeiro Faria Lima, 3311, 7th Floor

04538-133 São Paulo, SP

Brazil
Attention: J. Mathias von Bernuth, Esq.; and Carlo von Hanstein, Esq.
Facsimile: (212) 370-7889
Email: Mathias.vonBernuth@skadden.com; Carlo.VonHanstein@skadden.com

If to the Company, to it at:

Dronamics Group Limited
45 Mespil Road , Dublin 4, D04W2F1, Ireleand
Attention: Svilen Andreev Rangelov
Telecopy No.: +359879959689
Email: svilen@dronamics.com

with a copy to:

Paul Hastings LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071
Attention: Deyan Spiridonov; Joseph C. Swanson; Jarrett Burks
Email: spiri@paulhastings.com; jswanson@paulhastings.com;
jarrettburks@paulhastings.com

If to a Shareholder, to the address or email address set forth for Shareholder on the signature page hereof.

(c) This Agreement (including Exhibit A hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto; except that Acquiror may assign, in its sole discretion, all or any of the rights, interests or obligations hereunder to any of its Affiliates.

(d) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Shareholder shall be liable for the breach by any other Shareholder of this Agreement.

(e) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Acquiror and the Shareholders.

(f) Each Shareholder hereby consents to and authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC and any other applicable securities regulators such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s obligations under this Agreement and any other Ancillary Document.

(g) At the request of Acquiror, in the case of any Shareholder, or at the request of the Shareholders, in the case of Acquiror, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. Each Shareholder further agrees (i) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the Company Reorganization, the Merger, this Agreement, the Business Combination Agreement, the other Ancillary Documents and the transactions contemplated hereby and thereby and (ii) not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against Acquiror, the Company or any of their respective Affiliates or any of the foregoing Persons’ respective successors and assigns (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement or (B) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation, execution, delivery or performance of, or consummation of the transactions contemplated by, this Agreement or the Business Combination Agreement; provided that foregoing subclause (ii) shall not preclude such Shareholder from bringing a claim for fraud against the Person alleged to have committed such fraud.

(h) Notwithstanding anything herein to the contrary, each Shareholder signs this Agreement solely in such Shareholder’s capacity as a shareholder of the Company, and not in any other capacity and this Agreement shall not limit its capacity, if applicable, as an officer or director of the Company. Without limiting the foregoing, notwithstanding anything in this Agreement to the contrary, nothing contained herein shall restrict any Shareholder’s exercise of fiduciary duties, if owed, to the Company or its shareholders in such Shareholder’s capacity as an officer or director of the Company pursuant to applicable Law.

(i)  Sections 1.2, 11.1, 11.2, 11.5, 11.7, 11.8 and 11.12 through 11.16 of the Business Combination Agreement shall apply mutatis mutandis to this Agreement.

(j) The Acquiror acknowledges that in connection with the Transaction the Shareholder will incur liability for taxes arising from the Transactions. The Acquiror agrees that a number of Shares owned by the Shareholder sufficient to pay such taxes (1) will be exempt from the transfer restrictions under any Lock-up Agreement and (2) will be registered on an S-3 Resale Registration Statement as part of the Acquiror’s S-4 Registration Statement in connection with the Transaction, as applicable. The specific terms of this exemption and registration will be set forth in a separate agreement to be negotiated by the parties after the date of this Agreement and prior to the Closing. Subject to such efforts being commercially viable and not adversely affecting the PIPE Investment or any other primary issuance of securities by the Acquiror, the Acquiror agrees to exercise commercially reasonable efforts to promote direct sales of Shares owned by Shareholders to private investors to assist the Shareholders in raising funds for such potential tax liabilities.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GP-ACT III ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Transaction Support and Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDERS:

By:
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Title:
Address:

Number and Class(es) of Company Shares:

By:
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Address:

Number and Class(es) of Company Shares:

By:
Name:
Title:
Address:

Number and Class(es) of Company Shares:

By:
Name:
Title:
Address:

Number and Class(es) of Company Shares:

By:
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Number and Class(es) of Company Shares:

[Signature Page to Transaction Support and Voting Agreement]

EXHIBIT A

BUSINESS COMBINATION AGREEMENT